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                                                               EXHIBIT 99.(h)(8)


                                AMENDED AND RESTATED
                               EXPENSE CAP AGREEMENT

     Agreement made this 26th day of January, 1999, as amended as of March 1, 2000, as amended and restated as of October 6, 2000, as amended as of January 1, 2001, and amended and restated as of July 1, 2001, between Fund Asset Management, L.P., as investment adviser or administrator, as applicable (the "Adviser"), and the Mercury HW Funds (individually, a "Fund" and collectively, the "Funds").

     WHEREAS, Merrill Lynch Investment Managers, L.P., an affiliate of the Adviser, or the Adviser has been reimbursing some of the Funds for expenses that exceed certain expense limits, and

     WHEREAS, the Adviser wishes to change the agreement to limit expenses of some of the Funds and commit to those limits for a period of time, and

     WHEREAS, shareholders of the Funds benefit from any expense limits agreed to by the Adviser.

     NOW, THEREFORE, the Funds and the Adviser agree to expense limits on the annual operating expenses of the Funds, as follows:

                                                     Expense Limit
                                                  (as a percentage of
                    Fund                           average net assets)
                    ----                          --------------------


                                        Class I    Class A    Class B    Class C
                                        -------    -------    -------    -------

             Large Cap Value             0.95%      1.20%       N/A        N/A
             Mid-Cap Value               1.15%      1.40%      2.15%      2.15%
             Small Cap Value             1.25%      1.50%       N/A        N/A
             Total Return Bond           0.65%      0.90%      1.65%      1.65%
             Low Duration                0.58%      0.83%      1.48%      1.48%
             Short-Term Investment       0.48%       N/A        N/A        N/A

The Adviser agrees to continue the foregoing expense limits through June 30, 2002 and thereafter may change any of them only upon 30 days' prior notice to the applicable Fund shareholders.

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     IN WITNESS WHEREOF, the parties have signed this amended and restated
agreement effective as of the day and year first above written:

                                             FUND ASSET MANAGEMENT, L.P.



                                             By      /s/ Nancy D. Celick
                                               ----------------------------


                                             MERCURY HW FUNDS


                                             By      /s/ Nancy D. Celick
                                               ----------------------------
                                              Nancy D. Celick
                                              President


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